As filed with the Securities and Exchange Commission on October 9, 2024

Registration No. 333-277501
Registration No. 333-241709

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
(POST-EFFECTIVE AMENDMENT NO. 1)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAXEON SOLAR TECHNOLOGIES, LTD.
(Exact name of registrant as specified in governing instruments)

Singapore	N/A
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

8 Marina Boulevard #05-02
Marina Bay Financial Centre
018981, Singapore
(Address, including zip code, of principal executive offices)

Maxeon Solar Technologies, Ltd.
2020 Omnibus Incentive Plan
(Full title of the plan)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, New York 11036-8401
(800) 927-9800
(Name, address and telephone number, including area code, of agent for service)

Copies to:

Era Anagnosti, Esq.
DLA Piper US LLP
500 8th Street, N.W.
Washington, DC 20004
(202) 799-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-8 (File No. 333-241709) filed with the Securities and Exchange Commission (the “Commission”) on August 6, 2020 (the “2020 Registration Statement”) and the Registration Statement on Form S-8 (File No. 333-277501) filed with the Commission on February 29, 2024 (the “2024 Registration Statement”, and together with the 2020 Registration, the “Registration Statements”) by Maxeon Solar Technologies, Ltd., a Singapore corporation (the “Registrant”). This Post-Effective Amendment No. 1 is being filed to adjust the number of securities covered by the Registration Statements pursuant to Rule 416(b) of the Securities Act of 1933, as amended (the “Securities Act”), and related interpretations of the staff of the Commission.

The Registration Statements registered 3,889,754 ordinary shares, no par value, of the Registrant (the “Ordinary Shares”) and 6,665,992 Ordinary Shares, respectively, to be issued pursuant to the Registrant’s 2020 Omnibus Incentive Plan. On October 8, 2024, the Registrant completed a one-for-one-hundred reverse stock split of its Ordinary Shares (the “Reverse Stock Split”). Accordingly, the purpose of this Post-Effective Amendment No. 1 is to proportionately reduce the number of Ordinary covered by the Registration Statements. As a result, as of October 9, 2024, after giving effect to the Reverse Stock Split, the 2020 Registration Statement now covers a maximum of 38,897 Ordinary Shares and the 2024 Registration Statement now covers a maximum of 66,659 Ordinary Shares.

Except to the extent specified herein, the Registration Statements, as originally filed, are not amended or otherwise affected by this Post-Effective Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

1.The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the Commission on May 30, 2024 (the “Annual Report”).
2.The Registrant’s Reports of Foreign Private Issuer on Form 6-K furnished to the Commission as follows: our Reports on Form 6-K furnished to the Commission on January 5, 2024 (Film No. 24514396), April 1, 2024 (Film No. 24805733), April 8, 2024 (Film No. 24829751), April 26, 2024 (Film No. 24878483), May 22, 2024 (Film No. 24971611), May 30, 2024 (Film No. 241000696, 241000707, 241000716, 241000725), May 31, 2024 (Film No. 241007770, 241009872), June 5, 2024 (Film No. 241020647), June 6, 2024 (Film No. 241023582), June 17, 2024 (Film No. 241046826), June 21, 2024 (Film No. 241058350), July 5, 2024 (Film No. 241101573), July 26, 2024 (Film No. 241143476), August 5, 2024 (Film No. 241173145), August 20, 2024 (Film No. 241222634), August 27, 2024 (Film No. 241249678), August 29, 2024 (Film No. 241259241), September 3, 2024 (Film No. 241271835, 241272051), September 12, 2024 (Film No. 241293836), September 19, 2024 (Film No. 241309032), September 20, 2024 (Film No. 241314115), September 24, 2024 (Film No. 241320188), October 4, 2024 (Film No. 241353485) and October 7, 2024 (Film No. 241356144).
3.The Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934, as amended, contained in Exhibit 2.7 to the Annual Report.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded to the extent that a statement contained or incorporated by reference herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Pursuant to the Singapore Companies Act, any provision that purports to exempt an officer of a company (to any extent) from any liability that would otherwise attach to him or her or any provision by which a company directly or indirectly provides an indemnity (to any extent) for an officer of the company against any liability attaching to him or her in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. This prohibition applies to any provision, whether contained in the company's constitution or in any contract with the company or otherwise. However, the Singapore Companies Act specifically provides that we are allowed to:

•purchase and maintain for any officer of the company insurance against any liability which by law would otherwise attach to such officer in connection with any negligence, default, breach of duty or breach of trust in relation to the company; and

•indemnify any officer against liability incurred by the officer to a person other than the company, except when the indemnity is against: (a) any liability of the officer to pay: (i) a fine in criminal proceedings; or (ii) a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising); or; (b) any liability incurred by the officer: (i) in defending criminal proceedings in which the officer is convicted; (ii) in defending civil proceedings brought by the company or a related company in which judgment is given against the officer; or (iii) in connection with an application for relief under Sections 76A(13) or 391 of the Singapore Companies Act in which the court refuses to grant the officer relief.

Furthermore, the Singapore Companies Act also provides that any provision, whether in the constitution or in any contract with a company or otherwise, for exempting any auditor of the company from, or indemnifying the auditor against, any liability which by law would otherwise attach to the auditor in respect of any negligence, default, breach of duty or breach of trust of which the auditor may be guilty in relation to the company is void. However, the Singapore Companies Act specifically provides that we are allowed to:

•indemnify any auditor against any liability incurred or to be incurred by such auditor in defending any proceedings (whether civil or criminal) in which judgment is given in such auditor’s favor or in which such auditor is acquitted; and

•indemnify any auditor against any liability incurred or to be incurred by such auditor in connection with any application under Sections 76A(13) or 391 of the Singapore Companies Act in which relief is granted to such auditor by the court.

Our Constitution provides that, subject to the provisions of and so far as may be permitted by the Singapore Companies Act and any other applicable law, every director, chief executive officer, auditor, secretary or other officer of our company shall be entitled to be indemnified by our company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him or her in the execution and discharge of his or her duties or in relation thereto and in particular and without prejudice to the generality of the foregoing, no director, secretary or other officer of our company shall be liable for the acts, receipts, neglect or defaults of any other director or officer or for joining in any receipt or other act for conformity or for any loss or expense happening to our company through the insufficiency or deficiency of title to any property acquired by order of the directors for or on behalf of our company or for the insufficiency or deficiency of any security in or upon which any of the moneys of our company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen to or be incurred by our company in the execution of the duties of his or her office or in relation thereto unless the same shall happen through his or her own negligence, willful default, breach of duty or breach of trust.

The limitation of liability and indemnification provisions in our Constitution may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Description of Document
4.1	Constitution of Maxeon Solar Technologies, Ltd. (incorporated herein by reference to Exhibit 99.1 to the Registrant’s Form 6-K filed with the Commission on August 27, 2020)
4.2	Maxeon Solar Technologies, Ltd. Amended and Restated 2020 Omnibus Incentive Plan
5.1	Opinion of Rajah & Tann Singapore LLP*
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm*
23.2	Consent of Rajah & Tann Singapore LLP (included as part of the opinion filed as Exhibit 5.1 hereto and incorporated herein by reference)*
24.1	Power of Attorney (contained on signature page hereto)*

*	Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, on October 9, 2024.

MAXEON SOLAR TECHNOLOGIES, LTD.

By:	/s/ William Patrick Mulligan III
William Patrick Mulligan III
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby makes, designates, constitutes and appoints William Patrick Mulligan III (with full power and authority to act without the other), his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William Patrick Mulligan III	Chief Executive Officer and
William Patrick Mulligan III	President (Principal Executive Officer)	October 9, 2024

/s/ Ken Olson	Interim Chief Financial Officer
Ken Olson	(Principal Financial Officer and Principal Accounting Officer)	October 9, 2024

/s/ Donald Colvin
Donald Colvin	Chair of the Board	October 9, 2024

/s/ Kris Sennesael
Kris Sennesael	Director	October 9, 2024

/s/ Steve Leonard
Steve Leonard	Director	October 9, 2024

/s/ David Li
David Li	Director	October 9, 2024

/s/ Wang Yanjun
Wang Yanjun	Director	October 9, 2024

/s/ Zhang Changxu
Zhang Changxu	Director	October 9, 2024

/s/ Sean Wang
Sean Wang	Director	October 9, 2024

/s/ Xu Luo Luo
Xu Luo Luo	Director	October 9, 2024

/s/ Wang Cheng
Wang Cheng	Director	October 9, 2024